UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 15, 2010
POPULAR, INC.
(Exact name of registrant as specified in its charter)

PUERTO RICO	001-34084	66-0667416

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

209 MUNOZ RIVERA AVENUE HATO REY, PUERTO RICO	00918

(Address of principal executive offices)	(Zip code)
(787) 765-9800
(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On March 15, 2010, Popular, Inc. (the “Corporation”) entered into supplemental indentures amending the terms of the Corporation’s $75 million outstanding principal amount of 7% Notes due 2011 (the “7% Notes”) and $25 million outstanding principal amount of 6.66% Notes due 2011 (the “6.66% Notes” and collectively with the 7% Notes, the “Notes”) to (i) extend the maturity date of the Notes from September 26, 2011 to March 26, 2012, (ii) eliminate the right of the holders of the 6.66% Notes to require the Corporation to repurchase the Notes on certain dates prior to their stated maturity, (iii) eliminate the provision requiring an adjustment in the interest rate on the Notes based on changes in the credit ratings of the Corporation, and (iv) increase the interest rate on the Notes to a fixed rate of 13.00% per annum. Prior to these amendments, based on the interest rate adjustment provision mentioned above, the 7% Notes bore interest at a rate of 12% per annum and the 6.66% Notes bore interest at a rate of 11.66% per annum. The 6.66% Notes have been re-designated as 13.00% Notes due 2012, Series A and the 7% Notes have been re-designated as 13.00% Notes due 2012, Series B. The Corporation received consents representing 100% of the outstanding principal amount of the Notes to these amendments. The Notes were originally issued in September and October 2008 in a private offering pursuant to Rule 144A under the Securities Act of 1933, as amended.
Copies of the supplemental indentures amending the terms of the Notes are being filed as exhibits 99.1 and 99.2 to this Current Report on Form 8-K.
Item 9.01. Financials Statements and Exhibits.

99.1	Sixth Supplemental Indenture, dated as of March 15, 2010.

99.2	Seventh Supplemental Indenture, dated as of March 15, 2010.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POPULAR, INC. (Registrant)
Date: March 19, 2010	By:	/s/ Ileana González
Ileana González
Senior Vice President and Corporate Comptroller